Exhibit 99.1


                              CONTACTS    INVESTORS:
                                          STEPHEN C. FORSYTH
                                          203-969-0666 EXT. 425
                                          STEPHEN.FORSYTH@HEXCEL.COM

                                          MEDIA:
                                          RONALD S. ZIEMBA
                                          203-969-0666 EXT. 405
                                          RON.ZIEMBA@HEXCEL.COM



                      HEXCEL UPDATES 1999 SECOND QUARTER OUTLOOK

          SALES AND ADJUSTED EPS WILL BE LOWER THAN EXPECTED; GENERATING
                         CASH FLOW TO REPAY DEBT


STAMFORD, CT, July 1, 1999 - Hexcel Corporation (NYSE/PCX: HXL) today provided guidance on the performance of its business for the second quarter of 1999.

"During May and June, sales demand in a number of the markets Hexcel serves has been lower than anticipated," said John J. Lee, the company's chairman and chief executive officer. "However, we are making good progress in our goal to generate cash for debt repayment through better management of working capital and capital expenditures."

Regarding sales, Mr. Lee said, "In commercial aerospace, we have begun to experience the impact of inventory reductions and the forecast decrease in Boeing's build rates. Sales of the company's carbon fiber products are also being affected by the excess supply in the carbon fiber industry. While the market for electronic fiber glass materials appears to be stabilizing, sales of fabric products have been lower than anticipated for ballistic, composite reinforcement and decorative applications."

As a result, Mr. Lee commented, Hexcel now expects net sales for the quarter to be in the range of $290 to $300 million, with gross margins in the range of 22% to 23% of net sales. This is expected to result in Adjusted EBITDA (earnings before interest expense, taxes, depreciation, amortization, equity in earnings of affiliated companies, and business acquisition and consolidation expenses) for the quarter of between $41.5 and $43.5 million.

Mr. Lee noted that the company continues to generate cash to repay debt. "Free cash flow in the second quarter will permit the repayment of between $15 and $20 million of debt. We anticipate that we will continue to repay debt over the balance of 1999," Mr. Lee said.

Commenting on earnings per share expectations, Mr. Lee said, "In light of current market conditions we now believe that Adjusted Diluted EPS (diluted earnings per share excluding business acquisition and consolidation expenses) will be in a range of $0.13 to $0.16 per share for the second quarter, and in a range of $0.60 to $0.70 per share for the year as a whole."

"Hexcel is focused on improving performance and repaying debt by continuing to reduce costs and improve productivity through our Lean Enterprise and other initiatives," Mr. Lee said. "We are convinced that this is the right emphasis to maintain and strengthen our position as the global leader in advanced structural materials, and thereby enhance the value of our shareholders' investment."

Hexcel expects to report the results of its second quarter of 1999 on the evening of Tuesday, July 20, 1999.

Hexcel Corporation is the world's leading advanced structural materials company. It develops, manufactures, and markets lightweight, high-performance reinforcement products, composite materials and engineered products for use in commercial aerospace, space and defense, electronics, recreation and general industrial applications.



               DISCLAIMER ON FORWARD LOOKING STATEMENTS

This press release contains statements that are forward looking, including statements relating to market conditions, sales, gross margin percentage, Adjusted EBITDA, and Adjusted Diluted EPS, cash generation, debt repayment, and productivity improvements. These statements are not projections or assured results. Actual results may differ materially from the results anticipated in the forward looking statements due to a variety of factors, including but not limited to, changing market conditions, increased competition, product mix and currency. Additional risk factors are described in the company's filings with the SEC. The company does not undertake an obligation to update its forward looking statements to reflect future events or circumstances.